Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2019, relating to the consolidated financial statements of Tucson Electric Power Company and subsidiaries as of December 31, 2018, and for each of the two years in the period then ended appearing in the 2018 Annual Report on Form 10-K of Tucson Electric Power Company and subsidiaries and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

June 6, 2019